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                           [LOGO] H.B.Fuller Company
                                                                   Exhibit 10(a)

To:              Peter Koxholt

From:            Albert Stroucken

cc:              James Metts

Effective Date:  May 1, 2001

Subject:         International Service Agreement

This memo serves to confirm the arrangements regarding your expatriate assignment to St. Paul, MN from May 1, 2001 to May 1, 2004.
                                -----------    -----------

In this memo, "home country" refers to Germany and "host country" refers to your assignment location in St. Paul, MN. H.B. Fuller Company will be referred to as the "Company".

I.  LENGTH AND CONDITIONS OF ASSIGNMENT
---------------------------------------

It is expected that the length of this assignment will be 3 years, although the parties may, by mutual consent agree to lengthen or shorten the assignment. In any event, however, the assignment will not exceed a maximum length of five years. At the completion of this assignment, you will be returned to your home country and city.

II.  POSITION AND SALARY
------------------------

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Job Title :                      President, Global Adhesives
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Pay Grade :                      38
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Base Salary :                    583,482 DM
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Bonus :  Target                  40%
         Superior                60%
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Salary administration will be according to German practice and policy and will remain on the US/German fiscal year basis. Your salary will be up for review during the regular merit review period in the US during November/December of each year. Your next PPA review is November 2001. All salary increases will be based on German salary increase guidelines. A portion of your salary will be paid in local currency and a portion paid to you in the US in US dollars. The exchange rate will be updated on a US fiscal year quarterly basis.

III.  INTERNATIONAL SERVICE PREMIUM
-----------------------------------

In connection with this assignment, you will receive an international service premium equal to 15% of your base salary annually (tax protected). This premium may be paid in an annual lump sum or on a periodic basis, at the election of H.B. Fuller Company. This premium recognizes your international mobility and the difficulties associated with living in a foreign country.

Payment of this premium shall cease upon repatriation or in the event you go on local payroll.

IV.  HARDSHIP PREMIUM
---------------------

No hardship premium will be paid as St. Paul, MN is not a designated hardship location based on the findings of the US State Department.

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                           [LOGO] H.B.Fuller Company

V.  GOODS AND SERVICES DIFFERENTIAL
-----------------------------------

A Goods and Services Differential is the extra spendable income an employee of a particular income level and family size needs to purchase equivalent goods and services in the host location. Your goods and services differential has been determined to be 7,405DM ($3,359) per month (tax protected), subject to quarterly review. To calculate a goods and services differential a third party source tracks price differences between Germany and the US throughout the year. This differential compares the costs in the US with those in Germany calculated at a specific exchange rate in effect at that time. If the difference between the current quarter's goods and services differential is more than 5% above or below the previous quarters differential, the company will protect the differential from severe fluctuations by adjusting only 25% of the difference from the previous quarter.

VI.  HOUSING
------------

You will be provided 8,157 DM ($3,700) per month (tax protected) to be used for a housing allowance and furniture rental.

VII.  RELOCATION AND RELATED EXPENSES
-------------------------------------

Relocation Allowance: You will receive a relocation allowance equal to one
--------------------
month's base salary of up to $10,000.  Your allowance is 22,045 DM ($10,000)(tax
                                                         ---------
protected). The relocation allowance is intended to help cover some of the incidental expenses, which may be encountered as a result of the Company initiated relocation. This allowance will be a one-time payment made approximately two weeks prior to arrival at the assignment location.

Movement of household goods: Transportation charges of moving your goods from
---------------------------
your residence in Germany, to your assignment location in St. Paul, MN (including duties) will be paid by the Company subject to the following limitations:

Air:      500 lb. limit       Surface:        1,500 lb. limit
----                          --------

The Company will pay for moving only personal effects. This does not include furniture, special items of high value, size or width. Transportation charges for moving a similar weight of household goods will be paid upon your return to Germany.

Travel documentation: The Company will reimburse you for obtaining, or provide
--------------------
at no cost to you, any passports, visas, or letters of guarantee required for your assignment.

Vaccinations: You are responsible for ensuring that you have the proper
------------
vaccinations prior to your departure. The Company will reimburse any expense not already covered under medical insurance.

Home Maintenance Assistance: If the expatriate chooses to retain the home
---------------------------
country residence, Fuller will pay up to 551 DM ($250) per month for receipted
                                         ------
costs used for approved standard maintenance of the residence while on assignment. This assistance is only available for those who do not rent out their residence during assignment. This assistance will be provided for up to a maximum period of 36 months.

Loss on sale of automobile: You will be reimbursed for reasonable losses
--------------------------
resulting from the forced sale of up to two automobiles. Losses will be based on the difference between the sale price and the current retail market value to be determined based on the use of the most current (NADA) publication (Average Retail Value column). The maximum reimbursement amount is 4,409 DM ($2,000) per
                                                          --------
automobile.

VIII.  TAX EQUALIZATION
-----------------------

The Company follows the personal income tax equalization policy. The intent of this policy is to ensure that you bear an income tax cost in your host country which is approximately equivalent to what that tax would have been in your home country for the same income. The equalization policy relates to your normal Company derived income. Private income up to $25,000 is covered under the tax equalization guideline. The tax equalization policy does not cover estate or real estate taxes.

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                           [LOGO] H.B.Fuller Company

In order to meet these objectives, each year we will have the Company's Tax Department determine a "hypothetical income tax" for your home country. This hypothetical tax will be estimated using the earnings information offered in this memo. The hypothetical calculation will not include the international service premium or the hardship differential, as these are "tax protected". In other words, the Company picks up all tax obligations derived from this type of earning.

At the end of each year, the actual tax, if any, will be calculated. If the hypothetical tax was underwithheld during the year, you may owe the Company the difference when your return is filed and vice versa.

The "hypothetical income tax" will be deducted from your paychecks and will cover your obligation under the tax equalization policy. You should contact Ernst & Young as soon as you are settled to ensure your taxes will be properly filed and withheld as you are responsible for paying your taxes in an appropriate and timely manner. They will also be able to refer you to the appropriate Ernst & Young office St. Paul, MN.

In turn, the Company will pay your income tax filing costs and all its stated obligations on your behalf at the appropriate time and in accordance with all applicable tax laws and regulations.

IX.  BENEFIT COVERAGE
---------------------

You will remain on home country policy for benefits purposes. Your health insurance coverage will be provided by Aetna.

X.  HOLIDAYS, WORK SCHEDULES, VACATION AND SICK LEAVE
-----------------------------------------------------

Host country norms will govern the schedule of holidays and related work schedule issues. You will receive vacation time and sick leave in accordance with your home country practices.

XI.  HOME LEAVE
---------------

After completion of 12 months of the assignment, you will have the opportunity to take home leave. Home leave is three weeks, exclusive of travel time. Home leave is taken once per year. Round trip airfare, in accordance with US travel policy, for you (and your family) via the most direct route will be paid by the Company. Home leave must be taken in Germany.

XII. COMPANY CAR
----------------

While on assignment you agree to accept the Company car allowance in lieu of use of a company car in your home country, and you further agree to abide by the Company's U.S. Key Manager Car Allowance Policy, as it may exist from time to time.

XIII.  TERMINATION
------------------

Your employment with the Company may be terminated in the same manner, and for the same reasons, that your employment with H. B. Fuller GmbH may be terminated pursuant to the terms of your Managing Director Agreement dated October 15, 1998, as subsequently amended in writing.

It is understood that termination of employment before completion of the period covered by this memo will result in the immediate termination of the terms of this agreement.

In the case of a voluntary resignation by you prior to completion of this assignment, payment of relocation expenses to Germany will depend on the circumstances; the Company will pay for your return to Germany, as well as your household items pursuant to this agreement unless you leave to work for another company. In that situation it would be the responsibility of your new employer to bear the cost.

In the event of an involuntary termination of employment with the Company, we agree to pay the reasonable expenses related to your relocation from Minnesota to Germany.

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                           [LOGO] H.B.Fuller Company

XIII.  NATURE OF THIS AGREEMENT
-------------------------------

This memo sets out the conditions of your assignment and its expected duration. It is understood and agreed that the special premiums and allowances paid or provided to you during this assignment will not be part of your compensation on your return to your home country.

The Company reserves the right to change or amend any or all of the above-mentioned conditions of employment and has the sole discretion to introduce new terms of employment as management sees fit.

Please acknowledge your acceptance of this offer with your signature where required.


H.B. Fuller Company                   H.B. Fuller GmbH



/s/ James Metts                       /s/ Albert P. L. Stroucken
-------------------------------       ---------------------------------
James Metts                           Albert P. L. Stroucken
Vice President, Human Resources       Representative of the Shareholder
                                      H. B. Fuller Company


/s/ Peter Koxholt
-------------------------------
Peter Koxholt
Employee



*For purposes of establishing a dollar equivalent an exchange rate of 2.2045DM to the Dollar was used.

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